Exhibit 99.1

Additional Information Relating to Results of Operations for the First Quarter of 2003.

        On April 23, 2003, the Company held a conference call with investors and analysts during which its results of operations for the first quarter of 2003 were discussed, including comparisons to results of operations for the first quarter of 2002. The Company presented the following information during that conference call:

Earnings Per Share Comparison

        The factors which account for the net $0.24 reduction in earnings per share from $0.44 per share in the first quarter of 2002 (excluding the unusual items discussed above) to $0.20 per share in the first quarter of 2003 were as follows:

Increases:
Improved manufacturing operations	$0.08
Favorable currency translation rates	0.03
Decreases:
Reduced pension income	(0.06)
Increased interest expense	(0.05)
Effects of the national strike in Venezuela	(0.05)
Higher energy costs	(0.11)
Relocation of an advanced technology systems customer and start-up of new products in the Closure and Specialty business	(0.03)
Combination of volume, price and product mix in the Plastics Packaging segment	(0.04)
Combination of volume, price and product mix in North American glass container operations	(0.01)

Net reduction in earnings per share	$(0.24)

Consolidated EBIT Comparison

        The factors which account for the net EBIT reduction of $47.1 million from Adjusted EBIT of $204.8 million in the first quarter of 2002 (excluding the asbestos-related charge mentioned above) to EBIT of $157.7 million in the first quarter of 2003 were as follows (millions of dollars):

Increases:
Improved manufacturing operations	$16.6
Favorable currency translation rates	7.4
Decreases:
Reduced pension income	(12.8)
Effects of the national strike in Venezuela	(10.0)
Higher energy costs	(23.7)
Relocation of an advanced technology systems customer	(7.5)
Combination of volume, price and product mix in the Plastics Packaging segment	(9.8)
Higher depreciation	(6.9)
All other factors	(0.4)

Net EBIT reduction	$(47.1)

Plastics Packaging Segment EBIT Comparison

        The factors which account for the EBIT reduction of $23.9 million from EBIT of $74.8 million in the first quarter of 2002 to EBIT of $50.9 million in the first quarter of 2003 were as follows (millions of dollars):

Relocation of an advanced technology systems customer	$(7.5)
Start-up of new products in the Closure and Specialty business	(2.7)
Net of lower selling prices for certain plastics products, partially offset by increased unit shipments	(9.8)
Reduced pension income	(2.0)
All other factors, net	(1.9)

Total EBIT reduction	$(23.9)

Factors Affecting EBIT of the Glass Containers Segment

        The Company also highlighted several factors which affected EBIT of the Glass Containers Segment. North American glass container operations were unfavorably affected by higher energy costs of $11.2 million and lower unit shipments, led by a decline in beer sales, resulting primarily from severe winter weather conditions. Partially offsetting these effects was an overall improvement in unit pricing of approximately 3% compared to the first quarter of 2002. European glass container operations benefited from an approximate 11% increase in unit shipments, higher prices and improved productivity. Glass container sales improved 25% over the first quarter of 2002 in the Asia Pacific region and EBIT increased approximately 11%, as a result of an increase in unit shipments of over 9% and favorable currency translation rates.